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                                                                Exhibit 10-k-3

ArvinMeritor, Inc.        LARRY D. YOST                ARVINMERITOR, INC.
2135 West Maple Road      Chairman and CEO
Troy, MI  48084-7186
Telephone  248.435.3901
Facsimile  248.435.1487

July 5, 2000
Terrence E. O'Rourke
Troy, Michigan

Dear Terry:

We are pleased to extend to you our offer of employment for the position of Senior Vice President and President, Light Vehicle Systems, effective as of the consummation of the merger between Arvin Industries and Meritor Automotive, Inc. on July 7, 2000. Subject to the approval of the ArvinMeritor Board of Directors, you will become an elected officer of ArvinMeritor, effective July 7, 2000. In this position, you will report to Bill Hunt, Vice Chairman and President, and the Office of the Chairman, and be based in Troy, Michigan.

You will continue to receive your current monthly base salary. As in the past, your salary will be reviewed in November of each year for possible adjustment based on performance.

Please note that this offer is subject to formal approval by the ArvinMeritor Compensation Committee of the Board of Directors. Discussions have been held with members of the Meritor Compensation Committee, and we are confident that the ArvinMeritor Compensation Committee will approve our offer.

Annual Incentive Plans

As a prior Meritor employee, you will continue to participate in the Meritor FY2000 ICP through September 30, 2000 with actual performance based on continuing operations assessed against targeted goals, excluding the impact of the merger with Arvin.

You will be eligible to participate in the ArvinMeritor annual incentive plan beginning in FY2001. We fully anticipate the ArvinMeritor plan will mirror Meritor's current plan.

Long-Term Incentives

Your outstanding stock options and/or restricted shares will be converted, based upon the agreed upon conversion ratio, into ArvinMeritor options and/or restricted shares.

You will continue to participate in Meritor's FY1999-2001 and FY2000-2002 LTIP Cash Performance Plan cycles that are underway at your current target cash award level.

In addition you will be eligible to participate in ArvinMeritor's Long-Term Incentives Plan (LTIP) beginning with the FY2001 annual stock option grant and LTIP Performance Plan award.

    Note: You will receive additional information about ArvinMeritor's annual incentive and long term incentive plans during the first quarter of FY2001, which are expected to be the same as the current Meritor plan.

Special Merger Award

You will receive a special "merger award" as a lump-sum cash payment, upon consummation of the merger in the amount of $300,000. You will be expected to invest (net of all associated taxes) up to 50% of this lump-sum payment in ArvinMeritor stock on or before October 31, 2000. This is necessary only to the extent needed to fully achieve ArvinMeritor's executive stock ownership guidelines. Since the ArvinMeritor stock ownership guidelines mirror Meritor's guidelines, your obligation under the stock ownership guidelines do not change.


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July 5, 2000
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Benefits

You will be eligible, based upon your position/compensation level, for all the regular ArvinMeritor health, welfare, retirement and other employee benefit programs. We are currently in the process of developing a plan to consolidate the Arvin and Meritor benefit programs and defining the ArvinMeritor benefit package which will be substantially comparable in the aggregate to the Arvin and Meritor benefit plans. The ArvinMeritor integration plans provide for the creation of a single ArvinMeritor benefits structure to be effective January 1, 2001.

Through December 31, 2000, your employee benefits will remain in effect as they were before the merger. You will continue to participate in various benefit plans formerly sponsored by Meritor at the location through which you were paid. Former Arvin locations will continue to provide the Arvin benefit plans and former Meritor locations will continue to provide the Meritor benefit plans.

The only change that you will experience is that, if you participate in the Savings Plan, your matching contributions will now be received in ArvinMeritor stock and any employee contributions that you direct to an employer stock fund will now be received in ArvinMeritor stock. In addition, your existing balances in the Meritor stock funds will be converted to ArvinMeritor stock.

As an officer of ArvinMeritor, the following additional benefits will continue:

-     Club Membership
-     Company Car
-     Financial Counseling
-     Executive Physical Examination
-     Personal Excess Liability Coverage

Severance Benefits

Terry, we are convinced you will be a valued employee of ArvinMeritor, however, in the event your employment with ArvinMeritor is terminated, you will be eligible for certain severance benefits as follows:

[X] By ArvinMeritor Without Cause

       -     Accrued obligations;

       - Monthly severance pay for a period of 12 to 36 months, taking into consideration years of service and other factors as may be determined by the Compensation Committee;

       - Pro-rata annual incentive bonus participation for the time actually worked in the fiscal year of termination;

       -     Benefit continuation for the period base salary is continued;

       -     Immediate vesting of all outstanding stock options;

       - Payment of all vested benefits under the retirement and savings plans;

       -     Outplacement services;

       - Extend time to exercise options to three years (if terminated on or before July 7, 2003), but not beyond the expiration date specified in the grant;

       - Pro-rata participation in the cash portion of any long-term incentive cycles that began more than one year prior to date of termination; and

       -     No mitigation.

[X] By ArvinMeritor for Cause (Cause defined as continued and willful failure to perform duties; gross misconduct which is materially and demonstrably injurious to ArvinMeritor; or conviction of or pleading guilty or no contest to a (a) felony or (b) other crime which materially and adversely affects ArvinMeritor)

      - Accrued obligations and vested plan benefits under the retirement and savings plans;

      - Forfeit all unvested long-term incentive awards, both stock options and cash portions of any long term incentive cycles; and

      -      Forfeit eligibility to receive an annual incentive award



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July 5, 2000
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[X] By the Executive for Any Reason (other than death or disability)

      - Accrued obligations and vested plan benefits under the retirement and savings plans.

[X] Death

      -      Accrued obligations;

      - Pro-rata annual incentive bonus participation for the time actually worked in the year of death;

      -      Immediate vesting of all outstanding stock options;

      - Pro-rata cash portion of any long-term incentive cycles that began more than one year prior to the date of death;

      - Medical benefit continuation for your spouse and other dependents for six months and at the end of this six month period your spouse and dependents may be eligible for coverage under COBRA (for an additional period not to exceed 30 months) or under a company-sponsored retiree medical program if applicable;

      - Payment of all vested benefits under the retirement and savings plans; and

      - Options may be exercised in accordance with the provisions of the grant.

[X] Disability (Disability initially defined as the inability to perform the duties of your current job as a result of disease or injury. Based on your years of service, your first six months of disability will result in either full salary continuation for the entire six-month period or a combination of salary continuation and reduced payments for said six-month period. If you are unable to perform your job duties, following the aforementioned six-month period, you will be placed on long-term disability and receive benefits under the provisions of that program. Following a one-year period on long-term disability, eligibility for continued coverage will be based on your inability to perform any job for which you are qualified by education, training or experience.)

      -      Accrued obligations;

      - Pro-rata annual incentive bonus participation for the time actually worked or on salary continuance during disability;

      - Pro-rata cash portion of any long-term incentive cycles that began more than one year prior to the end of salary continuance;

      - Continuation of the vesting and option exercising rules for equity incentive awards;

      - Medical and life insurance benefits will be provided on the same terms as if you were employed;

      - In accordance with the retirement plan provisions you will continue to earn vesting service but not credited service for the purpose of determining your plan benefit;

      - In accordance with the savings plan provisions you will continue to earn vesting service; and

      - Following the end of your salary continuation period, dental benefits can be continued on a full contributory basis.

Reimbursement of Legal Fees

You will be reimbursed any legal fees incurred in connection with enforcing this agreement.

You have previously agreed to and signed Meritor's "Mutual Agreement to Arbitrate Claims" and the Meritor "Standards of Business Conduct and Conflict of Interest Certificate". Even though these are Meritor documents, it is expected they will be applicable with ArvinMeritor after the merger.

In the event you leave employment of ArvinMeritor for any reason you agree that for a period of 18 months following your departure, you will not solicit for employment any ArvinMeritor employee. You also agree that you will not disclose, nor will you use any ArvinMeritor proprietary information.


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July 5, 2000
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Terry, we feel you will make a significant contribution to the ArvinMeritor organization and we also believe the Company will furnish you a rewarding opportunity. On behalf of the Board, I welcome you to ArvinMeritor!

If you have any questions about your employment terms, please contact Gary Collins, Senior Vice President, Human Resources, at 248-435-1060.

Sincerely,

/s/ Larry Yost                                     /s/ Bill Hunt

Larry D. Yost                                      V. William Hunt
Chairman and Chief Executive Officer               Vice Chairman and President
ArvinMeritor, Inc.                                 ArvinMeritor, Inc.



                                    ACCEPTED:



                                    /s/Terrence E. O'Rourke       7/14/00
                                    -----------------------       -------
                                        Terrence E. O'Rourke      Date

cc:  G. Collins
     R. Mack